EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for its First Quarter Ended June 30, 2018

MCLEAN, Va, Aug. 01, 2018 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (NASDAQ: GAIN) (the “Company”) today announced earnings for its first quarter ended June 30, 2018. Please read the Company’s Quarterly Report on Form 10-Q filed today with the U.S. Securities and Exchange Commission (the “SEC”), which can be retrieved from the SEC’s website at www.sec.gov or from the Company’s website at www.gladstoneinvestment.com.

Summary Information:  (dollars in thousands, except per share data (unaudited)):

	June 30, 2018	March 31, 2018	Change	% Change
For the quarter ended:
Total investment income	$15,504	$15,419	$85	0.6%
Total expenses, net(A)	15,446	12,175	3,271	26.9
Net investment income(A)	58	3,244	(3,186)	(98.2)
Net realized gain	14,108	189	13,919	7,364.6
Net unrealized appreciation	18,161	18,413	(252)	(1.4)
Net increase in net assets resulting from operations(A)	32,327	21,846	10,481	48.0
Net investment income per weighted-average common share(A)	—	0.10	(0.10)	(100.0)
Adjusted net investment income per weighted-average common share(B)	0.20	0.21	(0.01)	(4.8)
Net increase in net assets resulting from operations per weighted-average common share(A)	0.99	0.67	0.32	47.8
Cash distribution per common share from net investment income	0.21	0.19	0.02	10.5
Cash distribution per common share from realized gains(C)	0.05	—	0.05	NM

Weighted-average yield on interest-bearing investments	13.0	12.6	0.4	3.2
Total dollars invested	$30,052	$27,351	$2,701	9.9
Total dollars repaid and collected from sales	32,062	13,242	18,820	142.1

As of:
Total investments, at fair value	$629,318	$599,147	$30,171	5.0%
Fair value, as a percent of cost	105.4%	102.4%	3.0%	2.9
Net assets	$379,808	$354,200	$25,608	7.2
Net asset value per common share	11.57	10.85	0.72	6.6
Number of portfolio companies	33	33	—	—

(A) Inclusive of $6.5 million, or $0.20 per weighted-average common share, and $3.6 million, or $0.11 per weighted-average common share, of capital gains-based incentive fees accrued during the three months ended June 30, 2018 and the three months ended March 31, 2018, respectively. These fees were accrued in accordance with United States generally accepted accounting principles (“U.S. GAAP”), where such amounts are not contractually due under the terms of the investment advisory agreement for the respective periods. Also see discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.
(B) See Non-GAAP Financial Measure — Adjusted Net Investment Income below for a description of this non-GAAP measure and a reconciliation from Net investment income to Adjusted net investment income, including on a weighted-average per share basis. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company.
(C) Estimates of tax characterization made on a quarterly basis may not be representative of the actual tax characterization of distributions for the full year. Estimates made on a quarterly basis are updated as of each interim reporting date.

NM = Not Meaningful

Highlights for the Quarter:  During the quarter ended June 30, 2018, the following significant events occurred:

  Portfolio Activity:
    Exited one investment, which resulted in dividend and success fee income of $0.2 million,  repayment of our debt investment of $9.9 million at par, and a realized gain of $13.8 million;
    Invested $29.2 million through a combination of secured first lien debt and preferred equity into one new portfolio company; and
    Invested $0.9 million into existing portfolio companies.

  Financing Activity:
    Sold 168,824 shares of common stock under our at-the-market program at a weighted-average net price of $10.87 per share, resulting in net proceeds of $1.8 million.

  Distributions and Dividends:
    Paid the following monthly cash distributions to common stockholders and dividends to preferred stockholders for each of April, May, and June 2018:
      $0.067 per common share, per month;
      $0.140625 per share, per month, for the Company’s 6.75% Series B Cumulative Term Preferred Stock (“Series B Term Preferred Stock”);
      $0.135417 per share, per month, for the Company’s 6.50% Series C Cumulative Term Preferred Stock (“Series C Term Preferred Stock”); and
      $0.13020833 per share to holders of our 6.25% Series D Cumulative Term Preferred Stock (“Series D Term Preferred Stock”).
    Paid a supplemental cash distribution of $0.06 per share to common stockholders in June 2018.

First Quarter Results: Net investment income for the quarters ended June 30, 2018 and March 31, 2018 was $58, or $0.00 per weighted-average common share, and $3.2 million, or $0.10 per weighted-average common share, respectively. This period over period decrease was primarily a result of the accrual of capital gains-based incentive fees of $6.5 million, or $0.20 per weighted-average common share in the current period, as compared to $3.6 million, or $0.11 per weighted-average common share, during the prior period. Such fees are accrued under U.S. GAAP, but payment is not contractually due under the terms of our investment advisory agreement. See discussion under Non-GAAP Financial Measure – Adjusted Net Investment Income below.

Net asset value per common share as of June 30, 2018 increased to $11.57 compared to $10.85 as of March 31, 2018. The quarter over quarter increase was primarily due to $14.1 million, or $0.43 per common share, of realized gains, primarily due to the sale of one portfolio company, and $18.2 million, or $0.56 per common share, of net unrealized appreciation, principally resulting from improved performance and an increase in comparable multiples used to estimate the fair value of certain portfolio companies, partially offset by a decline in performance of certain other portfolio companies. The increase was also partially offset by the aforementioned accrual of $6.5 million, or $0.20 per common share, of capital gains-based incentive fees accrued under U.S. GAAP, the payment of which is not contractually due under the terms of the investment advisory agreement.

Subsequent Events:  After June 30, 2018, the following significant events occurred:

  Significant Investment Activity: In July 2018, we exited our investment in NDLI, Inc. and recorded a realized loss of $3.6 million.

  Distributions and Dividends Declared: In July 2018, our Board of Directors declared the following monthly distributions to common stockholders and monthly dividends to holders of our three series of term preferred stock:
Record Date	Payment Date	Distribution per Common Share	Dividend per Share of Series B Term Preferred Stock	Dividend per Share of Series C Term Preferred Stock	Dividend per Share of Series D Term Preferred Stock
July 20, 2018	July 31, 2018	$0.067	$0.140625	$0.135417	$0.13020833
August 21, 2018	August 31, 2018	0.067	0.140625	0.135417	0.13020833
September 19, 2018	September 28, 2018	0.067	0.140625	0.135417	0.13020833
Total for the Quarter:		$0.201	$0.421875	$0.406251	$0.39062499

Non-GAAP Financial Measure — Adjusted Net Investment Income: On a supplemental basis, the Company discloses Adjusted net investment income, including on a per share basis, which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding the capital gains-based incentive fee. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized depreciation of investments for such year. However, under U.S. GAAP, a capital gains-based incentive fee is accrued if realized capital gains and unrealized appreciation of investments exceed realized capital losses and unrealized depreciation of investments. Refer to Note 4 — Related Party Transactions in our Quarterly Report on Form 10-Q for further discussion. The Company believes that Adjusted net investment income is a useful indicator of operations exclusive of any capital gains-based incentive fee, as net investment income does not include realized or unrealized investment activity associated with the capital gains-based incentive fee.

The following table provides a reconciliation from net investment income (the most comparable GAAP measure) to Adjusted net investment income for the periods presented:

	For the quarter ended
	June 30, 2018		March 31, 2018
	Amount	Per Share Amount	Amount	Per Share Amount
Net investment income	$58	$—	$3,244	$0.10
Capital gains-based incentive fee	6,508	0.20	3,647	0.11
Adjusted net investment income	$6,566	$0.20	$6,891	$0.21

Adjusted net investment income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted net investment income should be considered in addition to, but not as a substitute for or superior to financial measures determined in accordance with U.S. GAAP.

Conference Call:  The Company will hold its earnings release conference call on Thursday, August 2, 2018, at 8:30 a.m. EDT. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through August 9, 2018. To hear the replay, please dial (855) 859-2056 and use the playback conference number 9879045. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company’s quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company’s website through October 2, 2018.

About Gladstone Investment Corporation:  Gladstone Investment Corporation is a publicly traded business development company that seeks to make secured debt and equity investments in lower middle market businesses in the United States in connection with acquisitions, changes in control, and recapitalizations. The Company has paid 157 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

To obtain a paper copy of our Quarterly Report on Form 10-Q, filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company’s Form 10-Q for the three months ended June 30, 2018, including the notes to the consolidated financial statements contained therein.

Source: Gladstone Investment Corporation

Investor Relations Inquiries: Please visit www.gladstone.com or +1-703-287-5893.